Track Group Awarded Marion County Community Corrections Monitoring Contract

NAPERVILLE, Illinois – Track Group, Inc. (OTCQX: TRCK), a global leader in providing community corrections agencies with offender tracking and monitoring services, today announced that Marion County’s Advisory Board has approved and signed a multi-year contract for the Company to continue providing the Agency with products and services for offenders valued at approximately $20 Million across the full range of sentences under the Agency’s oversight.

“This is a major accomplishment for Track Group and especially our dedicated team in Indianapolis, Indiana that underscores the great work we’ve done together with this important customer,” said Derek Cassell, Track Group’s CEO.  “We are very proud of our thriving relationship with Marion County and the State of Indiana that’s entering its tenth year in 2018.”

Track Group has worked with Marion County Community Corrections since 2008.  The electronic monitoring program is one of several cost-effective options the County uses to provide additional intervention, sanctions and structure for offenders so they are more likely to succeed upon release.

For more information about this contract award or any monitoring products and services offered by Track Group, contact Matt Swando at 877-260-2010.

About Track Group (trackgrp.com)Track Group designs, manufactures, and markets location tracking devices and develops and sells a variety of related software, services, accessories, networking solutions, and monitoring applications for the criminal justice market. The Company’s products and services are designed to empower professionals in security, law enforcement, corrections and rehabilitation organizations worldwide with single-sourced offender management solutions that integrate reliable intervention technologies to support re-socialization and monitoring initiatives.

Media Contact:Matt Swando, Track Group877-260-2010matthew.swando@trackgrp.com